Exhibit 99.1

Blueprint Medicines Reports Second Quarter 2023 Results

-- Achieved $39.9 million in AYVAKIT®/AYVAKYT® (avapritinib) net product revenues and $57.6 million in total revenues in the second quarter of 2023 –

-- AYVAKIT approved by the FDA for the treatment of adults with indolent systemic mastocytosis on May 22, 2023 --

-- Announced development candidate BLU-808, an oral, highly potent and selective wild-type KIT inhibitor with first- and best-in-class potential, for the treatment of patients with mast cell disorders, including chronic urticaria –

CAMBRIDGE, Mass., Aug 2, 2023 – Blueprint Medicines Corporation (NASDAQ: BPMC) today reported financial results and provided a business update for the second quarter ended June 30, 2023.

“We have entered a new era at Blueprint with the launch of AYVAKIT in indolent systemic mastocytosis. In the second quarter, we delivered strong growth in AYVAKIT revenue and patients on therapy, reinforcing our belief in the blockbuster potential for AYVAKIT in systemic mastocytosis,” said Kate Haviland, Chief Executive Officer of Blueprint Medicines. “We also achieved important regulatory and operational milestones, including multiple readouts from our pipeline at ASCO and the nomination of a selective and potent inhibitor of wild-type KIT which leverages our expertise and infrastructure as we build a franchise in mast cell driven diseases. Our year-to-date achievements fortify our strong foundation for near- and long-term growth.”

Second Quarter 2023 Highlights and Recent Progress

Systemic mastocytosis (SM) and other mast cell disorders

●	Announced that the U.S. Food and Drug Administration (FDA) approved AYVAKIT® (avapritinib), the first and only medicine approved for the treatment of adults with indolent systemic mastocytosis (ISM) and the only treatment approved across the spectrum of indolent and advanced SM. Read the press release here.

●	Published detailed results from the PIONEER study in New England Journal of Medicine (NEJM) Evidence. Key results demonstrate that AYVAKIT achieved statistically significant and clinically meaningful benefits in overall symptoms and objective measures of mast cell burden compared to placebo at 24 weeks, with improvements deepening through 48 weeks. Data also show meaningful improvements in quality-of-life measurements. AYVAKIT showed a favorable safety profile compared to placebo. Read the press release here.

●	Announced nomination of BLU-808, an oral, highly potent and selective wild-type KIT inhibitor with first- and best-in-class potential, as a development candidate for the treatment of mast cell disorders, including chronic urticaria.

Cancers vulnerable to CDK2 inhibition

●	Presented monotherapy dose escalation data from the Phase 1/2 VELA trial of BLU-222 in patients with cancers vulnerable to CDK2 inhibition at the 2023 American Society of Clinical Oncology (ASCO) Annual Meeting. The results showed evidence of favorable safety, cell cycle modulation and clinical response, supporting initiation of combination dose escalation of BLU-222 with ribociclib and fulvestrant in patients with hormone receptor-positive/HER2-negative breast cancer. Find the poster here.

EGFR-driven non-small cell lung cancer (NSCLC)

BLU-945

●	Presented dose escalation data from the Phase 1/2 SYMPHONY study of BLU-945 in patients with late-line EGFR-driven NSCLC at the 2023 ASCO Annual Meeting. BLU-945 monotherapy and in combination with osimertinib showed evidence of clinical activity and was generally well tolerated, with infrequent adverse events associated with wild-type EGFR inhibition, supporting continued combination dose escalation. Find the poster here.

BLU-451

●	Presented dose escalation data from the Phase 1/2 CONCERTO study of BLU-451 in patients with NSCLC driven by EGFR exon 20 insertions and atypical mutations at the 2023 ASCO Annual Meeting. Results showed evidence of safety and clinical benefit, including central nervous system activity, supporting continued dose escalation. Find the poster here.

Key Upcoming Milestones

Blueprint Medicines plans to achieve the following milestones by the end of 2023:

●	Present data from Part 1 of the HARBOR trial of elenestinib in indolent SM.

●	Continue AYVAKIT commercial launch execution in SM.

Second Quarter 2023 Results

●	Revenues: Revenues were $57.6 million for the second quarter of 2023, including $39.9 million of net product revenues from sales of AYVAKIT/AYVAKYT and $17.7 million in collaboration revenues. Blueprint Medicines recorded revenues of $36.5 million in the second quarter of 2022, including $28.5 million of net product revenues from sales of AYVAKIT/AYVAKYT and $8.0 million in collaboration revenues.

●	Cost of Sales: Cost of sales was $2.3 million for the second quarter of 2023, as compared to $4.9 million for the second quarter of 2022. The decrease was primarily due to a decrease in the cost of collaboration-related sales.

●	R&D Expenses: Research and development expenses were $110.1 million for the second quarter of 2023, as compared to $128.5 million for the second quarter of 2022. This decrease was primarily due to continued operational efficiency gains across our portfolio as we execute across our top priority programs and the timing of manufacturing of clinical trial materials. Research and development expenses included $10.2 million in stock-based compensation expenses for the second quarter of 2023.

●	SG&A Expenses: Selling, general and administrative expenses were $71.9 million for the second quarter of 2023, as compared to $58.7 million for the second quarter of 2022. This increase was primarily due to an increase in compensation and personnel related costs driven by our first quarter field force expansion to support the AYVAKIT launch in ISM. Selling, general, and administrative expenses included $13.6 million in stock-based compensation expenses for the second quarter of 2023.

●	Net Loss: Net loss was $132.8 million for the second quarter of 2023, or a net loss per share of $2.19, as compared to a net loss of $159.7 million for the second quarter of 2022, or a net loss per share of $2.68.

●	Cash Position: As of June 30, 2023, cash, cash equivalents and investments were $836.6 million, as compared to $1,078.5 million as of December 31, 2022.

Conference Call Information

Blueprint Medicines will host a live conference call and webcast at 8:00 a.m. ET today to discuss second quarter 2023 financial results and recent business activities. The conference call may be accessed by dialing 833-470-1428 (domestic) or 929-526-1599 (international), and referring to conference ID 669158. A webcast of the call will also be available under "Events and Presentations" in the Investors & Media section of the Blueprint Medicines website at http://ir.blueprintmedicines.com/. The archived webcast will be available on Blueprint Medicines' website approximately two hours after the conference call and will be available for 30 days following the call.

Upcoming Investor Conferences

Blueprint Medicines will participate in one upcoming investor conference:

●	Morgan Stanley 21st Annual Global Healthcare Conference on Monday, September 11, 2023 at 11:20 a.m. ET.

A live webcast of each presentation will be available by visiting the Investors & Media section of Blueprint Medicines' website at http://ir.blueprintmedicines.com. A replay of the webcasts will be archived on Blueprint Medicines' website for 30 days following each presentation.

About Blueprint Medicines

Blueprint Medicines is a global precision therapy company that invents life-changing therapies for people with cancer and blood disorders. Applying an approach that is both precise and agile, we create medicines that selectively target genetic drivers, with the goal of staying one step ahead across stages of disease. Since 2011, we have leveraged our research platform, including expertise in molecular targeting and world-class drug design capabilities, to rapidly and reproducibly translate science into a broad pipeline of precision therapies. Today, we are delivering our approved medicines to patients in the U.S. and Europe, and we are globally advancing multiple programs for systemic mastocytosis (SM), lung cancer and other genomically defined cancers, and cancer immunotherapy. For more information, visit www.BlueprintMedicines.com and follow us on Twitter (@BlueprintMeds) and LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding plans, strategies, timelines and expectations for Blueprint Medicines’ current or future approved drugs and drug candidates, including approvals and launches, the initiation of clinical trials or the results of ongoing and planned clinical trial; Blueprint Medicines’ plans, strategies and timelines to nominate development candidates; timelines and expectations for interactions with the FDA and other regulatory authorities; statements regarding the plans and potential benefits of AYVAKIT in treating patients with indolent SM; statements regarding plans and expectations for Blueprint Medicines' current or future approved drugs and drug candidates; the potential benefits of any of Blueprint Medicines’ current or future approved drugs or drug candidates in treating patients; and Blueprint Medicines' financial performance, strategy, goals and anticipated milestones, business plans and focus. The words "aim," "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "project," "potential," "continue," "target" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation: preliminary activity and safety data may not be representative of more mature data; the risk of delay of any current or planned clinical trials or the development of Blueprint Medicines' current or future drug candidates; risks related to Blueprint Medicines' ability to successfully demonstrate the safety and efficacy of its drug candidates and gain approval of its drug candidates on a timely basis, if at all; preclinical and clinical results for Blueprint Medicines' drug candidates may not support further development of such drug candidates either as monotherapies or in combination with other agents or may impact the anticipated timing of data or regulatory submissions; the timing of the initiation of clinical trials and trial cohorts at clinical trial sites and patient enrollment rates may be delayed or slower than anticipated; actions of regulatory agencies may affect the initiation, timing and progress of clinical trials; the success of Blueprint Medicines' current and future collaborations, financing arrangements, partnerships or licensing arrangements; risks related to Blueprint Medicines' ability to obtain, maintain and enforce patent and other intellectual property protection for its products and current or future drug candidates it is developing; and the resurgence of the COVID-19 pandemic may impact Blueprint Medicines' business, operations, strategy, goals and anticipated milestones, including ongoing and planned research and discovery activities, and Blueprint Medicines’ ability to conduct ongoing and planned clinical trials. Any forward-looking statements contained in this press release represent Blueprint Medicines' views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, Blueprint Medicines explicitly disclaims any obligation to update any forward-looking statements.

Trademarks

Blueprint Medicines, AYVAKIT, AYVAKYT and associated logos are trademarks of Blueprint Medicines Corporation.

Blueprint Medicines Corporation

Selected Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	June 30,	December 31,
	2023	2022
Cash, cash equivalents and marketable securities	$836,566	$1,078,472
Working capital (1)	642,307	863,417
Total assets	1,106,445	1,349,902
Liability related to the sale of future royalties and revenues (2)	437,341	430,330
Term loan (2)	140,003	139,083
Deferred revenue (2)	8,328	18,291
Total liabilities	795,315	835,225
Total stockholders’ equity	311,130	514,677

(1)	Blueprint Medicines defines working capital as current assets less current liabilities.

(2)	Amount includes both current and non-current portions of the balances.

Blueprint Medicines Corporation

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenues:
Product revenue, net	$39,876	$28,454	$78,945	$52,295
Collaboration and license revenue	17,694	8,093	41,912	46,983
Total revenues	57,570	36,547	120,857	99,278
Cost and operating expenses:
Cost of sales	2,323	4,886	5,498	9,964
Collaboration loss sharing	1,234	2,145	2,530	5,410
Research and development	110,063	128,466	222,135	231,599
Selling, general and administrative	71,931	58,688	142,882	115,747
Total cost and operating expenses	185,551	194,185	373,045	362,720
Other income (expense):
Interest income (expense), net	(3,996)	427	(9,815)	869
Other income (expense), net	(626)	632	359	177
Total other income (expense), net	(4,622)	1,059	(9,456)	1,046
Loss before income taxes	(132,603)	(156,579)	(261,644)	(262,396)
Income tax expense	190	3,130	710	3,313
Net loss	$(132,793)	$(159,709)	$(262,354)	$(265,709)
Net loss per share - basic and diluted	$(2.19)	$(2.68)	$(4.35)	$(4.47)
Weighted-average number of common shares used in net loss per share - basic and diluted	60,516	59,617	60,322	59,465

Media Contact

Sarah Mena Guerrero

617-714-6684

media@blueprintmedicines.com

Investor Contact

Jenna Cohen

857-209-3147

ir@blueprintmedicines.com